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                                                                    EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated September 23, 1997, except as to Note 17 which describes the pooling of interests with Bancard, Inc. which is as of October 2, 1997 appearing on page 30 of the PMT Annual Report on Form 10-K/A for the year ended July 31, 1997. We also consent to the application of such report to the Financial Statement Schedule for the three years ended July 31, 1997 which appears on page 94 of such Annual Report on Form 10-K/A when such schedule is read in conjunction with the financial statements referred to in our report. The audit referred to in such report also included this schedule. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ PRICE WATERHOUSE LLP


Nashville, Tennessee
March 24, 1998